As filed with the Securities and Exchange Commission on March 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANA SOFTWARE, INC.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware	77-0435679
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

181 Constitution Drive

Menlo Park, California 94025

(Address of Principal Executive Offices)

Kana Communications, Inc. 1999 Stock Incentive Plan

Kana Communications, Inc. 1999 Employee Stock Purchase Plan

Broadbase Software, Inc. 1999 Equity Incentive Plan

(Full Title of the Plan)

Chuck Bay

Chief Executive Officer

181 Constitution Drive

Menlo Park, California 94025

(650) 614-8300

(Name, Address and Telephone Number of Agent for Service)

Copies to:

David K. Michaels, Esq.

Nicholas Khadder, Esq.

Fenwick & West LLP

275 Battery Street

San Francisco, California 94111

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	2,633,976(1)	$4.360(2)	$11,344,751(2)	$1,439

(1)	Represents additional shares reserved as of January 1, 2004 for issuance upon the exercise of (i) options issuable under the Kana Communications, Inc. 1999 Stock Incentive Plan (1,000,000 shares), (ii) options issuable under the Broadbase Software, Inc. 1999 Equity Incentive Plan (1,420,849 shares), and (iii) purchase rights that may be granted under the Kana Communications, Inc. 1999 Employee Stock Purchase Plan (213,127). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors of the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported by the Nasdaq National Market on March 17, 2004. For the additional shares reserved for issuance under the Kana Communications, Inc. Employee Stock Purchase Plan (a total of 213,127 shares), this amount is multiplied by 85%, which is the percentage of the price per share applicable to purchases under such plan.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated into this registration statement by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as such report may be amended from time to time.

•	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Form 10-K.

•	The description of our common stock contained in our registration statement on Form 8-A dated August 27, 1999, including any amendment or report filed for the purpose of updating the description of our common stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Fenwick & West LLP, Mountain View, California, will pass on the validity of the common stock offered in this offering.

Item 6.	Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. These provision in the Registrant’s certificate of incorporation do not eliminate a director’s fiduciary duty, nor do they affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII, Section 6 of the Registrant’s Bylaws provides for mandatory indemnification of its directors and executive officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Registrant has entered into separate indemnity agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and to provide additional procedural protections. These agreements require the Registrant to, among other things, indemnify the director or officer against expenses, including attorney’s fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as a director or officer of the Registrant, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against him or her individually with respect to which he or she individually may be entitled to indemnification by the Registrant.

The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

See also the undertakings set out in response to Item 9.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.01	Second Amended and Restated Certificate of Incorporation of Kana Communications, Inc. as Amended By the Certificate of Amendment dated April 18, 2000.	8-K	000-27163	3.1	05/04/00

4.02	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Kana Communications, Inc. dated June 29, 2001.	S-8	333-64552	4.02	07/03/01

4.03	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kana Software, Inc. dated December 11, 2001.	S-3	333-77068	4.03	1/18/02

4.04	Amended and Restated Bylaws, as amended October 12, 2001.	10-K	000-27163	3.05	3/28/03

4.05	Form of common stock certificate.	S-1/A	333-82587	4.1	09/29/99

4.06	Kana Communications, Inc. 1999 Stock Incentive Plan, as amended.	S-4/A	333-59754	10.22	05/18/01

4.07	Kana Communications, Inc. 1999 Employee Stock Purchase Plan, as amended.	S-8	333-104711	4.07	04/23/03

4.08	Broadbase Software, Inc. 1999 Equity Incentive Plan, as amended.	S-4	333-48696	4.09	11/09/00

5.01	Opinion of Fenwick & West LLP.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.					X

24.01	Power of Attorney (see signature page following Item 9).					X

Item 9.	Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on this 24th day of March, 2004.

KANA SOFTWARE, INC.

By:	/s/ Chuck Bay

Chuck Bay Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints Chuck Bay and John Huyett, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ Chuck Bay Chuck Bay	Chief Executive Officer and Chairman of the Board of Directors	March 24, 2004

Principal Financial Officer and Principal Accounting Officer:

/s/ John Huyett John Huyett	Chief Financial Officer	March 24, 2004

Additional Directors:

/s/ Jerry R. Batt Jerry R. Batt	Director	March 24, 2004

/s/ Mark Bertelsen Mark Bertelsen	Director	March 24, 2004

/s/ Tom Galvin Tom Galvin	Director	March 24, 2004

/s/ Dixie Mills Dixie Mills	Director	March 24, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.01	Second Amended and Restated Certificate of Incorporation of Kana Communications, Inc. as Amended By the Certificate of Amendment dated April 18, 2000.

4.02	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Kana Communications, Inc. dated June 29, 2001.

4.03	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kana Software, Inc. dated December 11, 2001.

4.04	Amended and Restated Bylaws, as amended October 12, 2001.

4.05	Form of common stock certificate.

4.06	Kana Communications, Inc. 1999 Stock Incentive Plan, as amended.

4.07	Kana Communications, Inc. 1999 Employee Stock Purchase Plan, as amended.

4.08	Broadbase Software, Inc. 1999 Equity Incentive Plan, as amended.

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01	Power of Attorney (see signature page following Item 9).